Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of Patrick Industries, Inc. for the registration of 5,174,963 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2008, with respect to the consolidated financial statements and schedules of Patrick Industries, Inc. included in its Annual Report (Forms 10-K and 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, MI

December 19, 2008